Exhibit 99.1

Criteo Founder and Chairman JB Rudelle Returns to Chief Executive Officer Role
to Lead the Company Into Its Next Chapter of Growth

•	Current CEO Eric Eichmann to become an advisor to the CEO

•	JB Rudelle to continue as Chairman of the Board

NEW YORK, April 25, 2018 - Criteo (Nasdaq: CRTO), the leading commerce marketing technology company, today announced that founder and chairman JB Rudelle will return to the role of Chief Executive Officer at Criteo’s Paris headquarters with immediate effect. Current Chief Executive Officer Eric Eichmann will become an advisor to the CEO and transition out of the Board of Directors effective today.
“The board of directors has asked Criteo’s founder JB to play a more active role to help the company in its next phase of growth,” said Jim Warner, Lead Independent Director, “and given this, Eric Eichmann has chosen to transition out of Criteo. Eric has offered to help transition the CEO role and act as advisor to the CEO.”
"I sincerely thank Eric for his high integrity, great leadership and commitment in growing our business over the last five years," said JB Rudelle. "After being away from the day to day operations of the business for two years, I am honored and excited to return to the company that I love.”
"Since joining the company in 2013, much has been accomplished that I am proud of, including taking the company public and achieving 18 quarters of consistent execution on our financial objectives. I believe the timing is now right to let JB lead Criteo forward and for me to contribute in a different capacity. I am very confident about the company's future and wish JB the best for his role," said Eric Eichmann.
Criteo will announce its financial results for the first quarter ended March 31, 2018 on Wednesday, May 2, 2018. On that day, JB Rudelle, CEO, and Benoit Fouilland, CFO, will host a conference call at 8:00 AM ET, 2:00 PM CET to discuss these results. The conference call will be webcast live on the Company's website http://ir.criteo.com and will be available for replay.

About Criteo
Criteo (NASDAQ: CRTO) the leader in commerce marketing, is building the highest performing and open commerce marketing ecosystem to drive profits and sales for retailers and brands. 2,800 Criteo team members partner with over 18,000 customers and thousands of publishers across the globe to deliver performance at scale by connecting shoppers to the things they need and love. Designed for commerce, Criteo Commerce Marketing Ecosystem sees over $600 billion in annual commerce sales data. For more information, please visit www.criteo.com.

Media Contact:
Emma Ferns
Global Communications
e.ferns@criteo.com

Investor Contact:
Edouard Lassalle
Investor Relations
e.lassalle@criteo.com

2